Exhibit 32.1

Statement Pursuant to Section 906 of Sarbanes-Oxley Act of 2002

The undersigned, Gary D. Woerz, President and CFO of International American Technologies, Inc, a Nevada corporation, hereby makes the following certification as required by Section 906(a) of the Sarbanes-Oxley Act of 2002, with respect to the following of this quarterly report filed pursuant to Section 15(d) of the Securities Exchange Act of 1934: Quarterly Report of Form 10-QSB for the period ended March 31, 2006.

The undersigned certifies that the above report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934, and information contained in the above report fairly presents, in all respects, the financial condition of International American Technologies, Inc. and results of its operations.

Date: June 16, 2006
Gary D. Woerz
Chief Financial Officer and President
/s/ Gary D. Woerz